Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Primis Financial Corp. (the “Company”) for the registration of common stock, preferred stock, senior and subordinated debt securities, depositary shares, purchase contracts, units, warrants and rights the Company may offer of our report dated October 15, 2024, with respect to the consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Tysons, Virginia

June 25, 2026